Exhibit 10.2

AMENDMENT NUMBER FOUR
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”); and

WHEREAS, the Head of Global Benefits desires to expand the types of catch-up contributions eligible for match under the Plan in the case of catch-up contributions made by members of either of the Combat Propulsion Systems & International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Local 113 (232) or the Aerospace and Agricultural Implement Workers of America (UAW) and its Local 1279 (CBU) and (TBU) (233).

NOW, THEREFORE, BE IT RESOLVED, that Appendix 8, Other Specified Groups, of the Plan hereby is amended, effective for plan years commencing on and after January 1, 2021, to cause the “Match on Catch-Up” provisions therein applicable to the Combat Propulsion Systems Business Unit (2084) to read as follows:

Yes, to be made on a Plan Year basis, provided that during the Plan Year the Participant defers under the Plan, on a pre-tax and/or designated Roth basis, an amount (i) equal to the Code section 402(g) limit or (ii) equal, in the aggregate, to at least 25% of the Participant’s Compensation during the Plan Year (in each case, determined without regard to contributions under any other 401(k) plan)

APPROVED by the HEAD OF GLOBAL BENEFITS on this 12th day of May, 2021.

                            /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits